EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-5404) pertaining to the 1983 Non-Statutory Stock Option Plan and in the Registration Statement (Form S-3 No. 333-43964) and related Prospectus of ALPNET, Inc. and subsidiaries of our report dated February 16, 2001, (except for Note 12, as to which the date is February 21, 2001) with respect to the consolidated financial statements of ALPNET, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

\s\ ERNST & YOUNG LLP

Salt Lake City, Utah
March 23, 2001

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